Exhibit 99.1

Press Release

Horizon Offshore Announces Management Changes

HOUSTON, Aug. 31, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced today that its board of directors has named Richard A. Sebastiao of RAS Management Advisors, Inc., a turnaround and management consulting firm, as chief restructuring officer of the Company. The Company engaged a chief restructuring officer as part of its ongoing negotiations with the holders of its 18% subordinated secured notes, due March 31, 2007. As chief restructuring officer, Mr. Sebastiao will serve as the Company's principal executive officer and work with the Company's senior management to strengthen the Company's financial position and reduce its indebtedness. Bill J. Lam, its Chief Executive Officer and President will continue as President and be responsible for the day-to-day operational activities of the Company, while negotiating an amendment to his employment agreement with the Company. The amendment is necessary to address certain provisions which would otherwise allow Mr. Lam to terminate his employment and receive severance benefits.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should," "expects," "believes," "anticipates," "may," "could," etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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Contact:
Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630